UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2025

CFSB BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

United States of America	001-41220	87-4396534
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15 Beach Street, Quincy, Massachusetts	02170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 471-0750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	CFSB	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

As previously reported, on May 20, 2025, CFSB Bancorp, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hometown Financial Group, MHC (“MHC”), Hometown Financial Group, Inc. (“Hometown”), Hometown Financial Acquisition Corp. II (“Merger Sub”), and 15 Beach, MHC (“15 Beach”). Pursuant to the Merger Agreement, 15 Beach will merge with and into MHC (the “MHC Merger”). MHC will be the surviving entity in the MHC Merger and 15 Beach will cease to exist. Immediately following the MHC Merger, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger and Merger Sub will cease to exist. Immediately following the Merger, the Company will merge with and into Hometown (the “Second-Step Merger”). Hometown will be the surviving corporation in the Second-Step Merger and the Company will cease to exist. Immediately following the Second-Step Merger, Colonial Federal Savings Bank, a wholly-owned subsidiary of the Company, will merge with and into North Shore Bank, a wholly owned subsidiary of Hometown, with North Shore Bank as the surviving entity (the “Bank Merger” and, collectively with the MHC Merger, the Merger and the Second-Step Merger, the “Transaction”).

In connection with the Transaction, the Company initially filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on July 18, 2025. The Company filed the definitive proxy statement with the SEC on August 15, 2025, and the Company first mailed the proxy statement to stockholders on or about August 15, 2025.

Following the announcement of the Merger Agreement and as of the date of this Current Report on Form 8-K, purported stockholders of the Company filed the following lawsuits in the Supreme Court of New York, County of New York, against the Company and the individual members of the Company’s board of directors: (i) Johnson v. CFSB Bancorp, Inc., et al., Index No. 655112/2025 (August 27, 2025); and (ii) Smith v. CFSB Bancorp, Inc., et al., Index No. 655107/2025 (August 27, 2025) (together, the “Complaints”). In addition, between August 4, 2025 and September 4, 2025, the Company received six demand letters from counsel, each representing other individuals who are purported stockholders of the Company (collectively, the “Demands” and, together with the Complaints, the “Matters”). The Matters allege, among other things, that the Company and/or its directors caused a false and misleading proxy statement relating to the Transaction to be filed with the SEC and/or are liable for negligence and negligent misrepresentation and concealment under state common law.

The Company believes that the allegations in the Matters are wholly without merit, that the disclosures in the proxy statement comply fully with applicable laws, and that no additional disclosures are required or necessary under applicable laws. However, to moot the disclosure claims, avoid the risk that the Matters delay or otherwise adversely affect the special meeting of the Company’s stockholders or the closing of the Transaction, and to avoid the cost and distraction of litigation, and without admitting any liability or wrongdoing, the Company is making additional disclosures as described in this Current Report on Form 8-K. The Company and its directors expressly deny that they have violated any laws, negligently misrepresented or concealed any information, or breached any fiduciary duties. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or in the proxy statement. To the contrary, the Company and its directors specifically deny all allegations in the Matters and that any additional disclosure in the proxy statement was or is required.

Supplemental Disclosures to the Proxy Statement

The supplemental information contained in this Current Report on Form 8-K supplements the disclosures contained in the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the proxy statement. All page references in the information below are to pages in the proxy statement. Paragraph references used herein refer to the proxy statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as of September 4, 2025, unless the information indicates another date applies.

1. The disclosure under the heading “Proposal 1: Approval of the Merger Agreement – The Merger – Opinion of the Company’s Financial Advisor — Comparable Company Analysis” is hereby amended by deleting the table of company names at the bottom of page 34 (the “CFSB Bancorp Peer Group”) of the proxy statement and replacing it with the following:

CFSB Comparable Companies

Financials as of March 31, 2025	Balance Sheet			Capital Position				LTM Profitability					Valuation as of May 16, 2025
						Total RBC Ratio (%)	NPAs / Total RBC (%)						Price /
Company	Assets ($M)	Loans / Deps. (%)	NPAs / Assets (%)	TCE / TA (%)	Lev. Ratio (%)			ROAA (%)	ROAE (%)	NIM (%)	Effic. Ratio (%)	Stock Price ($)	TBV (%)	LTM EPS (x)	Div Yield (%)	Market Cap ($M)
Bogota Financial Corp.	930	111.2	1.45²	14.85	13.55²	NR	152.7²	(0.10)	(0.7)	1.27	115.2	6.97	48	NM	0.0	88
First Community Financial Corporation¹	677	77.9	0.84	5.72	8.85²	15.9²	159.4²	0.16	2.8	2.35	93.2	9.50	69	24	0.0	27
Mauch Chunk Trust Financial Corp.	632	46.1	0.37	(0.87)	7.42	13.9²	131.7²	0.14	(22.7)	2.20²	86.4	6.70	NM	22	3.6	22
First Seacoast Bancorp, Inc.	593	98.8	0.00	10.30	8.68²	15.2²	94.8²	0.01	0.1	2.11	117.5	11.11	86	NM	0.0	49
Grand River Commerce, Inc.	517	107.0	0.30²	6.84	9.47²	12.6²	357.3²	(0.03)	(0.4)	2.33	104.3	3.50	70	NM	0.0	25
Glen Burnie Bancorp	358	65.4	0.32²	5.36	9.71²	16.6²	49.1²	0.01	0.2	2.99	101.2	5.03	76	NM	0.0	15
Pacific West Bancorp	343	88.2	2.68²	9.99	10.52	NR	314.4²	(0.00)	(0.0)	2.89	97.7	9.60	76	NM	0.0	26
CCCB Bancorp, Inc.¹	233	90.2	0.22	6.78	8.41	10.1²	195.8²	0.07	1.0	2.96	98.4	5.78	61	NM	2.6	10
WCF Bancorp, Inc.	220	99.8	0.29²	10.19	10.13²	14.8²	60.8²	(0.02)	(0.2)	2.43	98.0	7.10	63	NM	0.0	9
Marathon Bancorp, Inc.	237	102.4	0.59	13.49	13.42²	NR	389.1²	0.21	1.5	2.77	93.5	10.03	50	NM	0.0	21
Liberty Northwest Bancorp, Inc.¹	187	97.9	0.12²	6.89	9.60²	14.6²	99.0²	0.00	0.0	2.36	105.9	5.18	66	NM	0.0	9
Heritage NOLA Bancorp, Inc.	184	96.5	0.37²	11.15	10.60²	NR	191.1²	0.07	0.6	2.43	97.9	14.99	91	NM	0.0	17
UNB Corp.¹	165	56.4	0.00	5.10	9.28	NR	35.2²	0.11	2.1	2.32	96.0	77.00	53	24.4	3.9	4
Auburn Bancorp, Inc.	101	112.2	0.00	6.36	7.99	13.4²	102.0²	0.07	1.1	2.58	99.6	8.60	51	NM	0.0	4

1)	GAAP level data as of December 31, 2024
2)	Bank level data shown as of March 31, 2025

Note: Includes public banks and thrifts with total assets between $100 million and $1 billion and LTM ROAA between (0.20%) and 0.20%;

Excludes targets of announced mergers; Institutions not pro forma for pending/recently completed acquisitions or capital raises that occurred after period end;

“NR” stands for not reported given the company has elected into the Community Banking Leverage Ratio framework;

“NM” represents” “Not Meaningful” for price / eps multiples less than 0.0x or greater than 30.0x and price / tbv less than 0%

2. The disclosure under the heading “Proposal 1: Approval of the Merger Agreement – The Merger – Opinion of the Company’s Financial Advisor — Analysis of Precedent Transactions” is hereby amended by deleting the table of company names at the bottom of page 35 (the “Nationwide Precedent Transactions”) of the proxy statement and replacing it with the following:

Precedent Transaction Analysis

			Transaction Information					Seller Information
				Price/		Core Dep. Prem (%)	1-Day Mkt. Prem (%)					LTM Effic. Ratio (%)
Acquiror	Target	Annc. Date	Deal Value ($M)	LTM EPS (x)	TBV (%)			Total Assets ($M)	TCE/ TA (%)	LTM ROAA (%)	LTM ROAE (%)		NPAs/ Assets (%)
Plumas Bancorp	Cornerstone Community Bancorp	01/29/25	61.7	NM	146	4.9	49.51	658	6.5	(0.12)	(1.80)	61.0	0.06
Mid Penn Bancorp Inc.	William Penn Bancorp.	11/01/24	126.1	NM	101	0.8	5.6	812	15.2	(0.00)	(0.03)	110.2	0.38
Mifflinburg Bancorp Inc.	Northumberland Bancorp	09/25/24	34.2	17.3	71	(3.0)	24.8	692	6.9	0.28	4.16	89.1	0.34¹
TowneBank	Village Bank & Tr Finl Corp.	09/24/24	121.2	NM	171	8.8	48.6	748	9.4	0.35	3.85	73.6	0.05
ESL FCU	Generations Bancorp NY, Inc.	09/24/24	26.2	NM	80	(3.3)	—	401	8.2	(0.66)	(7.78)	122.2	0.78
First National Corp.	Touchstone Bankshares	03/25/24	47.0	29.1	105	0.6	45.3	659	6.7	0.25	3.76	86.0	0.09
National Bankshares Inc.	Frontier Community Bank	01/24/24	17.0	33.4	108	1.4	—	156	10.1	0.33	3.31	93.5	0.00
Princeton Bancorp	First National B&TC	01/18/24	17.9	NM	75	(2.3)	(10.8)	321	7.4	0.08	0.93	97.3	0.14
LCNB Corp.	Eagle Financial Bancorp Inc	11/29/23	24.7	NM	94	(1.5)	16.6	176	15.0	0.06	0.36	97.9	3.26
NexTier Inc.	Mars Bancorp Inc.	08/31/23	32.0	20.2	128	1.7	53.3	521	4.8	0.30	6.29	87.0	0.01

1)	Bank level data shown as announcement quarter

Note: Sorted by announcement date; Excludes transactions with undisclosed deal values and buyers classified as investor groups;

Includes bank and thrift transactions announced between January 1, 2023 and May 16, 2025 with targets with total assets between $100M – $950M and LTM ROAA less than 0.35%;

Bank-level data shown where consolidated data unavailable; Core Deposit Premium defines core deposits as total deposits less time deposits with balances greater than $100,000;

Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned; “NM” represents” “Not Meaningful” for price / eps multiples less than 0.0x and greater than 30.0x

3.  The disclosure under the heading “– Opinion of the Company’s Financial Advisor — Net Present Value Analyses” is hereby supplemented by adding the following to the first paragraph thereunder as a new third sentence following the number 110% in the middle of page 36 of the proxy statement:

Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to the Company.

4. The disclosure under the heading “Proposal 1: Approval of the Merger Agreement – The Merger – Opinion of the Company’s Financial Advisor — Net Present Value Analyses” is hereby supplemented by adding the following table after the Earnings Per Share Multiples chart on page 36 of the proxy statement:

The following table describes the discount rate calculation for Company common stock prepared by Piper Sandler. In its normal course of business, Piper Sandler employs the Kroll Cost of Capital Navigator in determining an appropriate discount rate. The discount rate for Company common stock equals the sum of the risk-free rate, the equity risk premium, the size premium and the industry premium.

Calculation of Discount Rate
Risk-free rate	4.92%
Equity risk premium	5.00%
Size premium	2.66%
Industry Premium	(1.00)%

Calculated discount rate	11.58%

5. The disclosure under the heading “Proposal 1: Approval of the Merger Agreement – The Merger – Opinion of the Company’s Financial Advisor — Pro Forma Results and Capital Ratios” is hereby supplemented by adding the following table directly following the first paragraph thereunder in the middle of page 37 of the proxy statement:

The following table describes the actual and estimated capital ratios for the Company and Hometown MHC:

Capital Ratios	CFSB Actual / Estimated 3/31/2025	Hometown Actual 3/31/2025	Pro Forma At Closing	Minimum Well- Capitalized Standard
Consolidated
Tangible Common Equity / Tangible Assets	20.68%	8.27%	7.96%	—
Tier 1 Leverage Ratio	20.86%	8.54%	8.19%	5.00%
Tier 1 Capital Ratio	39.42%	10.82%	10.49%	8.00%
Total Risk-Based Capital Ratio	40.28%	11.61%	11.31%	10.00%

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the proposed merger, its timing and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks, and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. Certain factors that could cause actual results to differ materially from expected results include: failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company); failure to obtain shareholder approvals or to satisfy any of the other conditions of the transaction on a timely basis or at all or other delays in completing the merger; the reputational risks and the reaction of Hometown’s and the Company’s customers to the transaction; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the occurrence of any event, change, or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame; difficulties in integrating the Company; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions, including potential recessionary conditions; legislative and regulatory changes that adversely affect the business in which the Company is engaged; and changes in the securities markets and other risks and uncertainties. Additional factors that could cause results to differ materially from those described above can be found in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024, and in its subsequent Quarterly Reports on Form 10-Q, including in the respective Risk Factors sections of such reports, as well as in subsequent filings with the SEC, each of which is on file with the SEC and available in the “Investors Relations” section of the Company’s website, www.colonialfed.com, under the heading “Recent SEC Filings.”

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed merger, the Company filed a proxy statement with the SEC. SHAREHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT REGARDING THE PROPOSED MERGER, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BEFORE MAKING ANY DECISION REGARDING THE TRANSACTION. The Company’s shareholders can obtain a copy of the proxy statement, and any other relevant documents, without charge at the SEC’s website (www.sec.gov), on the Company’s website (www.colonialfed.com) under the tab “Investor Relations” or by directing a request to:

CFSB Bancorp, Inc.

15 Beach Street, Quincy, Massachusetts

Quincy, MA 02170

Attention: Michael E. McFarland, President & CEO

Investor.relations@colonialfed.com

Certain Information Regarding Participants

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth in (1) the proxy statement for the Company’s 2025 special meeting of shareholders, as filed with the Securities and Exchange Commission on August 15, 2025 and (2) proxy statement for the Company’s 2024 annual meeting of shareholders, as filed with the Securities and Exchange Commission on October 15, 2024. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CFSB BANCORP, INC.

DATE: September 5, 2025	By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer